United States
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2006

PAYLESS SHOESOURCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14770	43-1813160

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3231 Southeast Sixth Avenue Topeka, Kansas 66607-2207

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (785) 233-5171

Not Applicable

(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On April 28, 2006, Payless ShoeSource, Finance, Inc. (a wholly owned subsidiary of Payless ShoeSource, Inc.) and the other parties to the Loan, Guaranty and Security Agreement dated as of April 15, 2004 (the “Credit Agreement”) entered into the First Amendment to the Loan, Guaranty and Security Agreement dated as of April 28, 2006 by and among Payless ShoeSource Finance, Inc., a Nevada corporation, as Borrower, each of the Guarantors, and the Lenders and Wells Fargo Retail Finance, LLC, as Arranger and Administrative Agent (the “First Amendment”).

The following summary of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment (including all annexes, schedules and exhibits thereto), a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.  Capitalized terms not defined herein have the same meanings ascribed to them Credit Agreement, as amended.  The First Amendment among other things, amends the following provisions of the Credit Agreement: extends the term of the Credit Agreement until January 15, 2011, allows the Borrower to increase the Maximum Revolver Amount once (at Borrower’s sole option) up to $250,000,000 from $200,000,000 at any time prior to expiration of the Credit Agreement, amends the Applicable Margin grid so that the fee for a LIBOR Rate Loan and all Letters of Credit were reduced by 25 basis points and level IV pricing was eliminated, the unused line fee was decreased from .30% to 0.25%, and the amount of indebtedness which may be incurred as a result of Permitted Purchase Money Indebtedness was increased to $75,000,000 from $20,000,000.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	First Amendment to Loan, Guaranty and Security Agreement dated as of April 28, 2006

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYLESS SHOESOURCE, INC.

Date: May 2, 2006	By:	/s/ Ullrich E. Porzig

Ullrich E. Porzig
Senior Vice President
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit 10.1	First Amendment to Loan, Guaranty and Security Agreement dated as of April 28, 2006